Exhibit 99.1

Unifi to Host Investor Day in New York on November 15

GREENSBORO, N.C., November 1, 2018 – Unifi, Inc. (NYSE: UFI), one of the world’s leading innovators in recycled and synthetic yarns, today announced that it will host an Investor Day on Thursday, November 15, 2018 beginning at 8:30 a.m. EST.

Members of the senior management team responsible for marketing, innovation, brand sales, sustainability, supply chain and international operations will join chief executive officer Kevin Hall, chief operating officer Tom Caudle, and chief financial officer Jeff Ackerman to provide a strategic overview of the Company. The half-day program will focus on Unifi’s long-term strategic plan and will include discussions on the Company’s commercial capabilities, operations, financials, and growth strategy.

Webcast Information:

The presentation will be webcast live beginning at 8:30 a.m. Eastern Standard Time (EST). The event can be accessed at the Investor Relations section of www.unifi.com, or investor.unifi.com, where interested parties may listen in and view the slide presentation. The presentation will be archived on the Company’s website for a minimum of 30 days.

For further information about Unifi’s Investor Day event, please contact UFI@alpha-ir.com.

About Unifi:

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world’s leading innovators in manufacturing synthetic and recycled performance fibers. The Company’s proprietary PROFIBER™ technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Through REPREVE®, one of Unifi’s proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 13 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products. Unifi continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial, UV protection, stretch, water resistance and enhanced softness. Unifi collaborates with many of the world’s most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

Contact information:

Alpha IR Group

312-445-2870

UFI@alpha-ir.com